EXHIBIT 99.1

PRESS RELEASE

For Immediate Release:  May 17, 2005

Contact:
Valerie Newsom
Phone:	432.684.0301
Email:	vnewsom@caprockenergy.com

Cap Rock Energy Files Extension for March 31, 2005 Form 10-Q

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) is filing a Form 12b-25, Notification of Late Filing, with the SEC for its first quarter of March 31, 2005, subject to final review by its auditors.  The Company estimates that net income for the quarter ended March 31, 2005, will be $234,000 as compared to $2,062,000 for the comparative 2004 quarter.  Estimated earnings per share for the 2005 period are $.14 for both basic and diluted, as compared to $1.32 and $1.27 for basic and diluted, respectively, for the 2004 period.

Earnings decreased by $1.3 million in the first quarter of 2005 primarily because, recovery of power costs were higher in revenues in 2004 related to the rate making treatment of capital lease payments associated with the transmission system which were passed through to rate payors.   Additionally, general and administrative costs increased $748,000 due to IT and other expenses.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the Company believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Company’s business prospects and performance causing actual results to differ from those discussed in the foregoing release.  Such risks and uncertainties include, by way of example and not limitation, general business and economic conditions, regulatory uncertainties and the legislative environment.  These and other applicable risks and uncertainties are more fully explained in the Company’s latest filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.